[EDEN BIOSCIENCE LETTERHEAD]

August 5, 2009

Dear Shareholder:

On May 20, 2009, the shareholders of Eden Bioscience Corporation (the "Company") approved the voluntary dissolution and liquidation of the Company (the "Dissolution") pursuant to a plan of complete dissolution and liquidation.  The Company's articles of dissolution became effective at 5:00 p.m., Pacific time, on June 29, 2009, and the Company currently is in the process of liquidating its non-cash assets and winding up its business and affairs.

In connection with the Dissolution, each shareholder of record on June 29, 2009, will receive liquidating distributions from the Company.  The initial liquidating distribution will be in an amount of $1.00 per share and will be made to you after you tender the documents referenced below to BNY Mellon Shareowner Services, the Company's disbursing agent.  The Company does not intend to make any further liquidating distributions until after it sells its non-cash assets, settles claims with its known creditors and establishes reserves or otherwise makes reasonable provision for the prosecution, defense, settlement or other resolution of claims and suits and the satisfaction of liabilities, which activities the Company does not expect to complete until the first quarter of 2010, at the earliest.

In order to receive the liquidating distributions, you must:

1.

Complete and execute the enclosed Stock Transmittal Form.

2.

Send in your stock certificate(s) and the complete Stock Transmittal Form to one of the addresses noted on the Stock Transmittal Form.

If you hold Company shares with a broker, bank or other nominee (in "street name"), you should contact your broker, bank or other nominee for further information about receiving liquidating distributions in exchange for your Company shares.

If you have any questions about this transaction, or any related procedures, please call BNY Mellon Shareowner Services toll-free at 1–800-777-3674.

EDEN BIOSCIENCE CORPORATION

Nathaniel T. Brown

Chief Executive Officer, Chief Financial Officer &

Secretary